Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB AGREES TO PURCHASE BIOCIDAL PRODUCTS COMPANY

ST. PAUL, Minn., March 11, 2004:  Ecolab Inc. announced today that it has entered into a definitive merger agreement with Alcide Corporation (NASDAQ: ALCD).  Alcide is a Redmond, Washington-based producer of biocidal and sanitation products that are primarily used in the dairy, meat and poultry industries.  It had worldwide sales of approximately $22 million in calendar 2003.

The agreement calls for a tax-free exchange in which Alcide shareholders will receive $21 per share to be paid in Ecolab shares based on a formula of Ecolab’s closing price prior to the effective date of the merger.  Alcide had 2.7 million shares outstanding on November 30, 2003.  The agreement has been approved by the boards of directors of both companies, and is subject to the approval of Alcide’s shareholders and other customary closing conditions, including regulatory approvals.  Materials will be mailed to Alcide shareholders after required filings have been made with the Securities and Exchange Commission.

Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer, commented, stating, “We believe the transaction is attractively priced for Alcide shareholders, and will allow Alcide to accelerate growth for its products and improve opportunities for its employees.  For its part, Alcide offers Ecolab proven and valuable technology that will provide a great addition to our product offering to our Food and Beverage customers.  With their worldwide patents and Ecolab’s excellent global coverage, we are in a unique position to aggressively expedite the commercialization of Alcide’s technology and grow their business in a more rapid fashion.

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We are excited by the mutual benefits we see resulting from this transaction and the value it will create for both companies and their shareholders.”

With 2003 sales of $3.8 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, institutional and industrial markets. Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

Alcide Corporation develops and markets unique biocidal products based on its patented technology. Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial to the food processing industries.  It shares are traded on the NASDAQ under the symbol ALCD. Further information is available at www.alcide.com

NOT A PROXY SOLICITATION

This news release is not a solicitation of a proxy from any security holder of Ecolab Inc. or Alcide Corporation.   Ecolab and Alcide will file with the Securities and Exchange Commission (the “SEC”) a proxy statement-prospectus and other relevant documents concerning the proposed merger transaction.  Investors are urged to read the proxy statement-prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information on the proposed transaction.  Investors will be able to obtain free copies of the documents filed with the SEC at the website maintained by the SEC at www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC by Ecolab by requesting them in writing from Ecolab Inc., 370 Wabasha Street North, St. Paul, MN 55102, Attention: Corporate Secretary, or by telephone at (651) 293-2233.  Investors may obtain free copies of the documents filed with the SEC by Alcide by requesting them in writing from Alcide Corporation, 8561 154th Avenue NE, Redmond, WA, 98052, Attention: Investor Relations, or by telephone at (206) 882-2555.  Documents filed by both Ecolab and Alcide with the SEC include annual, quarterly and current reports, proxy statements and other filings required or permitted by SEC rules and regulations.

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